                                                                     Exhibit 12

                             A. H. BELO CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)



                                                                       Year Ended December 31,
                                          -------------------------------------------------------------------------------
                                             1994             1995             1996             1997              1998
                                             ----             ----             ----             ----              ----
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting charges           $ 107,897         $ 111,014        $ 144,040         $ 154,122        $ 130,460
     Add:  Total fixed charges               17,294            32,089           29,009            94,069          112,082
     Less:  Interest capitalized                138               957              255               510            1,680
                                          ---------         ---------        ---------         ---------        ---------
               Adjusted earnings          $ 125,053         $ 142,146        $ 172,794         $ 247,681        $ 240,862
                                          =========         =========        =========         =========        =========

Fixed Charges:
     Interest                             $  16,250         $  30,944        $  27,898         $  91,288        $ 109,318
     Portion of rental expense
          representative of the
          interest factor (1)                 1,044             1,145            1,111             2,781            2,764
                                          ---------         ---------        ---------         ---------        ---------
               Total fixed charges        $  17,294         $  32,089        $  29,009         $  94,069        $ 112,082
                                          =========         =========        =========         =========        =========

Ratio of Earnings to Fixed Charges             7.23 x            4.43 x           5.96 x            2.63 x           2.15 x
                                          =========         =========        =========         =========        =========


                                             Three months ended
                                                  March 31,
                                         ---------------------------
                                            1998             1999
                                            ----             ----
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting charges          $  25,631         $  23,888
     Add:  Total fixed charges              28,025            27,959
     Less:  Interest capitalized               129               755
                                         ---------         ---------
               Adjusted earnings         $  53,527         $  51,092
                                         =========         =========

Fixed Charges:
     Interest                            $  27,363         $  27,325
     Portion of rental expense
          representative of the
          interest factor (1)                  662               634
                                         ---------         ---------
               Total fixed charges       $  28,025         $  27,959
                                         =========         =========

Ratio of Earnings to Fixed Charges            1.91 x            1.83 x
                                         =========         =========



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(1)  For the purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.